The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 6, 2023

Citigroup Global Markets Holdings Inc.	March , 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Market-Linked Notes Based on the Citi Grandmaster 5 Excess Return Index Due April 2, 2025

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of the Citi Grandmaster 5 Excess Return Index (the “Index”) from the initial index level to the final index level.
▪	If the Index appreciates from the initial index level to the final index level, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate specified below. However, if the Index remains the same or depreciates, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. The notes are designed for investors who are willing to forgo interest on the notes and accept the risk of not receiving any return on the notes in exchange for the possibility of a positive return at maturity based on the performance of the Index. Even if the Index appreciates from the initial index level to the final index level, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.
▪	In order to obtain the exposure to the Index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Index:	The Citi Grandmaster 5 Excess Return Index (ticker symbol: “CITIMAS5”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Pricing date:	March 28, 2023
Issue date:	March 31, 2023. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	March 28, 2025, subject to postponement if such date is not an index business day
Maturity date:	April 2, 2025
Payment at maturity:	For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive
Note return amount:

▪

If the final index level is greater than the initial index level:
$1,000 × the index return × the upside participation rate

▪

If the final index level is less than or equal to the initial index level:
$0

Initial index level:	, the closing level of the Index on the pricing date
Final index level:	The closing level of the Index on the valuation date
Index return:	The percentage change in the closing level of the Index from the pricing date to the valuation date, calculated as follows: (i) final index level minus initial index level, divided by (ii) initial index level
Upside participation rate:	250.00% to 300.00%. The actual upside participation rate will be determined on the pricing date.
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17331CZ59 / US17331CZ599
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000.00	$25.00	$975.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $850.00 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $25.00 for each note sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying index supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Index Supplement No. IS-13-01 dated November 14, 2022	Prospectus Supplement and Prospectus each dated May 11, 2021

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

This pricing supplement is intended to be read together with the accompanying index supplement, prospectus supplement and prospectus, which are available via the hyperlinks on the cover page of this pricing supplement.  The accompanying index supplement, prospectus supplement and prospectus contain important information that is not included in this pricing supplement, including:

•	a more detailed description of the Index, beginning on page IS-24 of the accompanying index supplement;

•	more detailed risk factors relating to the Index, beginning on page IS-11 of the accompanying index supplement;

•	the Index rules that govern the calculation of the Index, attached as annexes to the accompanying index supplement;

•	general terms of the notes, including terms relating to the potential postponement of the determination of the final index level and the maturity date upon the occurrence of a market disruption event and terms specifying the consequences of the discontinuance of the Index, beginning on page IS-19 of the accompanying index supplement;

•	considerations for certain employee benefit plans or investors that are investing with assets of such plans, beginning on page IS-83 of the accompanying index supplement; and

•	descriptions of the Constituents of the Index, beginning on page IS-47 of the accompanying index supplement.

Certain terms used but not defined in this pricing supplement are defined in the accompanying index supplement.

Summary Index Description

The Citi Grandmaster 5 Excess Return Index (the “Index”) was developed by Citigroup Global Markets Limited, the “Index Administrator” and “Index Calculation Agent” for the Index.  The Index launched on August 2, 2022 and, therefore, has a limited performance history.

The Index tracks the performance of a hypothetical investment portfolio composed of selected assets within four asset classes – government bonds, commodities, U.S. bonds and equities (each, an “Asset Class”) – as well as a hypothetical uninvested allocation, where the allocations within that portfolio are dynamically adjusted in accordance with the methodology described in the section “Description of the Citi Grandmaster 5 Excess Return Index” in the accompanying index supplement.  The exposure of the Index’s hypothetical investment portfolio to the four Asset Classes collectively is referred to as the Index’s “Invested Allocation,” and the hypothetical uninvested allocation is referred to as the “Uninvested Allocation.”  Each Asset Class consists of weighted exposure to the indexes or exchange-traded funds (each, a “Constituent”) listed in the table below, each having the weight within its Asset Class indicated in the table below.

Citigroup Global Markets Holdings Inc.

On a monthly basis, the Index determines how much exposure to allocate to each Asset Class within the Invested Allocation for the next month by playing out 1,000 future market simulations over the next 12 months and using the outcomes of those simulations to determine the optimal percentage weight to allocate to each Asset Class on a date (each, a “Monthly Start Date”) at the beginning of each of the next 12 months. The Index will then allocate a percentage weight to each Asset Class within the Invested Allocation for the next month equal to the average of the optimal percentage weights determined for that Asset Class for the next 12 Monthly Start Dates (including the date that starts the immediate next month).  The Index uses historical data from the prior year to build the 1,000 future market simulations, and in times of elevated U.S. equity market volatility also uses data from historical periods with similar levels of U.S. equity market volatility.

As determined by the Index, the optimal percentage weight for each Asset Class at the Monthly Start Date for each of the next 12 months is the percentage weight that would maximize the sum of the “expected investment utilities” of each of the four Asset Classes at that Monthly Start Date, subject to the maximum Asset Class percentage weights, or caps, indicated in the table above.  For each Asset Class and each Monthly Start Date, “expected investment utility” is an attempt to capture, in a single measure, both the estimated return and the estimated risk (where volatility is taken to represent risk) of that Asset Class at that Monthly Start Date.  Expected investment utility of an Asset Class may be broadly understood as representing a measure of its estimated return discounted by its estimated risk, where the size of the discount for estimated risk increases as the percentage weight of the Asset Class within the Invested Allocation increases.  This manner of calculating expected investment utility draws on certain concepts from “modern portfolio theory,” which states that an investor should take into account expected return as well as expected risk in portfolio allocation, and that there are diminishing benefits to increasing the allocation to a single asset (i.e., a diversified portfolio is preferable to a concentrated one).

The Index determines the expected investment utility for each Asset Class on the Monthly Start Date for each of the next 12 months through an iterative process of calibrating, or fine-tuning, an estimate of expected investment utility through each of the 1,000 future market simulations, each of which is referred to as an “iteration.” The Index starts by assuming for purposes of the first iteration that each Asset Class has the same (high) estimated return and the same (low) estimated risk at each Monthly Start Date and weights each Asset Class accordingly for purposes of the first iteration – i.e., with weights that would be equal but for the Asset Class caps. The Index then observes how the Invested Allocation with those weights would have performed in the first iteration over the next 12 months and, based on those observations, refines the estimated return and estimated risk for each Asset Class and each Monthly Start Date.  Then the Index plays out the second iteration, with weights among the Asset Classes determined in a manner that would maximize the sum of the expected investment utilities of the Asset Classes (subject to the Asset Class caps) if expected investment utility were determined based on the estimated return and estimated risk for each Asset Class and Monthly Start Date as refined in the previous (i.e., first) iteration.  The Index repeats this process through each of the 1,000 iterations, using the estimated return and estimated risk as refined through the previous iteration, and the resulting measures of expected investment utility, to weight the Asset Classes for purposes of the current iteration.  It then uses the estimated return and estimated risk for each Asset Class and each Monthly Start Date as refined after the 1,000th iteration to determine the expected investment utility for each Asset Class and each Monthly Start Date, which is then used to determine the optimal percentage weight for each Asset Class at that Monthly Start Date.

The Index has an annualized volatility target of 5%.  The Index seeks to achieve its volatility target (which is lower than volatility typically is for riskier Asset Classes such as equities and commodities) by allocating exposure among the four Asset Classes within the Invested Allocation on a monthly basis in a manner that aims to favor lower-volatility Asset Classes, and, in addition, by adjusting exposure between the Invested Allocation and the Uninvested Allocation as often as daily.  The Index will reduce exposure to the Invested Allocation, and increase exposure to the Uninvested Allocation, when it needs to reduce the volatility of the Invested Allocation in order to meet its volatility target, and the Index may have leveraged (i.e., greater than 100%) exposure to the Invested Allocation when it needs to increase the volatility of the Invested Allocation in order to meet its volatility target, up to a maximum exposure to the Invested Allocation of 150%.  Any portion of the Index that is allocated to the Uninvested Allocation will not accrue any interest or other return.

The Index is subject to an index fee of 0.50% per annum (the “Index Fee”).  The Index Fee reduces the performance of the Index on a daily basis at a rate of 0.50% per annum.

Certain of the Constituents are calculated in a non-U.S. currency.  Because the Index is calculated in U.S. dollars, gains or losses on each Constituent that is calculated in a non-U.S. currency must be converted into U.S. dollars for purposes of calculating the level of the Index.  As a result, the Index has foreign currency exposure in addition to its government bond, commodity, U.S. bond and equity exposures.

The Index is an “excess return” index, which means that its performance is reduced by an implicit financing cost.  Each Constituent (other than the Constituents in the U.S. bond Asset Class) tracks its relevant market by way of tracking the performance of futures contracts referencing the relevant market.  Futures contracts may be said to reflect the “excess return” of the relevant market over an implicit financing cost.  This is another way of saying that futures contracts track the performance of the relevant market less an implicit financing cost, which typically causes the performance of a futures contract referencing a given market to be less than the spot performance of that market. The Constituents in the U.S. bond Asset Class do not track futures contracts, but the performance of the Constituents in the U.S. bond Asset Class is reduced on a daily basis at a per annum rate equal to the federal funds effective rate, as in effect on the immediately preceding weekday. This reduction is also an implicit financing cost, albeit one that is effected in a different form than the implicit financing cost that is inherent in the exposure that futures contracts provide to their relevant market.

Citigroup Global Markets Holdings Inc.

This section contains only a summary description of the Index and does not describe all of its important features in detail. Before investing in the notes, you should carefully review the more detailed description of the Index contained in the section “Description of the Citi Grandmaster 5 Excess Return Index” in the accompanying index supplement.

The Index methodology is subject to important risks. These risks are described in the section “Risk Factors Relating to the Notes—Risk Factors Relating to the Index” in the accompanying index supplement. A few of the key risks are briefly summarized below:

•	The Index’s monthly allocations among the Asset Classes may not prove to be optimal for a number of reasons, including the following:

o	It is impossible to predict the future. If the future market simulations that are used to make monthly allocations among the Asset Classes are not accurate models of future returns or risk, the weight allocations among the Asset Classes based on those simulations are likely to be sub-optimal.

o	The Index will not assign the weight determined to be optimal for the next month at each monthly rebalancing. Instead, the weight assigned to each Asset Class at each monthly rebalancing is the arithmetic average of the optimal weights determined for that Asset Class and each of the next 12 Monthly Start Dates. As a result, even if the Index were able to effectively identify the optimal weight for each Asset Class on the Selection Date, the Index will not implement that weight.

o	The calibration procedure is subject to volatility and weighting constraints that may cause it to select allocations among the Asset Classes that result in less favorable Index returns than if those constraints did not apply.

•	The Index methodology is designed to tilt the Invested Allocation toward lower-volatility Asset Classes, which may dampen the Index’s potential return and expose the Index to a significant degree to the risks affecting bond values. Lower-volatility Asset Classes such as government bonds and U.S. bonds are likely to make up a large portion of the Invested Allocation in most circumstances. Lower-volatility Asset Classes generally have lower return potential than higher-volatility Asset Classes such as equities and commodities. Moreover, as the government bond and U.S. bond Asset Classes are both composed of bonds, they will expose the Index to a significant degree to risks affecting bond values, including the risks that bond values will decline as interest rates rise and/or when perceptions of issuer creditworthiness decline.

•	The Index’s volatility targeting feature may result in a significant portion of the Index’s hypothetical investment portfolio being allocated to the Uninvested Allocation, on which no interest or other return will accrue (but which will still be reduced by the Index Fee). Any allocation to the Uninvested Allocation will dampen Index returns.

•	The performance of each Constituent is expected to be reduced by an implicit financing cost. Any increase in market interest rates in the applicable currency will be expected to increase this implicit financing cost, reducing the performance of the Index.

•	The performance of the Index is reduced on a daily basis by the Index Fee.

•	The Index will have exposure to fluctuations in foreign currency exchange rates. Exchange rate fluctuations may offset gains or exacerbate losses on the underlying assets in foreign currency terms.

For more information about these and other risks associated with the Index, you should carefully review the section “Summary Risk Factors—Key Risks Relating to the Index” in this pricing supplement and “Risk Factors Relating to the Notes—Risk Factors Relating to the Index” in the accompanying index supplement.

The Index tracks the value of a hypothetical investment portfolio composed of allocations to the Constituents and the Uninvested Allocation. There is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest.

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical index returns. The diagram assumes that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement. The actual upside participation rate will be determined on the pricing date.

Market-Linked Notes Payment at Maturity Diagram

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes, assuming the various hypothetical final index levels indicated below.  The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the notes will be.  The actual payment at maturity will depend on the actual final index level.

The examples below are based on a hypothetical initial index level of 100 and do not reflect the actual initial index level.  For the actual initial index level, see the cover page of this pricing supplement.  We have used this hypothetical level, rather than the actual level, to simplify the calculations and aid understanding of how the notes work.  However, you should understand that the actual payment at maturity on the notes will be calculated based on the actual initial index level, and not the hypothetical level indicated below. The examples assume that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement. The actual upside participation rate will be determined on the pricing date.

Example 1—Upside Scenario. The final index level is 110 (a 10% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × the index return × the upside participation rate)

= $1,000 + ($1,000 × 10% × 250%)

= $1,000 + $250

= $1,250

Citigroup Global Markets Holdings Inc.

Because the Index appreciated by 10% from the initial index level to the final index level, your total return at maturity in this scenario would be 25%.

Example 2—Par Scenario. The final index level is 90 (a 10% decrease from the initial index level), which is less than the initial index level.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0

= $1,000

Because the Index depreciated from the initial index level to the final index level, the payment at maturity per note would equal the $1,000 stated principal amount per note and you would not receive any positive return on your investment.

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the Index.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page IS-8 in the accompanying index supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Key Risks Relating to the Notes

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the Index appreciates from the initial index level to the final index level. If the final index level is equal to or less than the initial index level, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the Index appreciates from the initial index level to the final index level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the Index declines or does not appreciate sufficiently from the initial index level to the final index level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Your payment at maturity depends on the closing level of the Index on a single day. Because your payment at maturity depends on the closing level of the Index solely on the valuation date, you are subject to the risk that the closing level of the Index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the Index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the Index, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	Because the notes provide for repayment of the principal amount at maturity regardless of the performance of the Index, you may not receive a meaningful incremental benefit from the Index’s volatility-targeting feature even though you will be subject to its significant drawbacks. One potential benefit of the Index’s volatility-targeting feature is that it may reduce the potential for large Index declines in volatile markets. However, that reduced potential for large Index declines comes at a price: as discussed in more detail below, the volatility-targeting feature is designed to tilt the Invested Allocation toward lower-volatility Asset

Citigroup Global Markets Holdings Inc.

Classes and is likely to result in a significant portion of the Index’s hypothetical investment portfolio being hypothetically uninvested, significantly reducing the potential for Index gains in rising markets for higher-volatility Asset Classes.  Because the notes provide for repayment of the principal amount at maturity even if the Index experiences a large decline, any reduced potential for large Index declines resulting from the volatility-targeting feature may not provide a meaningful incremental benefit to an investor in the notes.  Investors in the notes will, however, be fully subject to the drawbacks of the volatility-targeting feature, as described in more detail below under “—Key Risks Relating to the Index”.  As a result, you should understand that any benefit you receive from the Index’s volatility-targeting feature may be outweighed by its drawbacks.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the Index and a number of other factors, including general market interest rates, the time remaining to maturity of the notes and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the Index may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

Citigroup Global Markets Holdings Inc.

▪	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the notes and may do so in the future, and any such research, opinions or recommendations could adversely affect the level of the Index. CGMI and other of our affiliates may publish research from time to time relating to the financial markets, any of the Constituents of the Index or the hypothetical investment methodology of the Index. Any research, opinions or recommendations provided by CGMI may influence the value of any Constituent of the Index, and they may be inconsistent with purchasing or holding the notes. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the Constituents of the Index, the Index itself and the merits of investing in the notes.

▪	The value of a Constituent or of the Index may be affected by our or our affiliates’ hedging and other trading activities. In anticipation of the sale of the notes, we expect to hedge our obligations under the notes directly or through one of our affiliates, which may involve taking positions directly in the Constituents of the Index or other instruments that may affect the values of the Constituents of the Index. We or our counterparties may also adjust this hedge during the term of the notes and close out or unwind this hedge on or before the valuation date, which may involve, among other things, us or our counterparties purchasing or selling such Constituents or other instruments. This hedging activity on or prior to the pricing date could potentially affect the values of the Constituents of the Index on the pricing date and, accordingly, potentially increase the initial index level, which may adversely affect your return on the notes. Additionally, this hedging activity during the term of the notes, including on or near the valuation date, could negatively affect the level of the Index and, therefore, adversely affect your payment at maturity on the notes. This hedging activity may present a conflict of interest between your interests as a holder of the notes and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI or, if applicable, any other entity may be willing to purchase your notes in a secondary market transaction.

We and our affiliates may also trade the Constituents of the Index and/or other instruments that may affect the values of the Constituents of the Index on a regular basis (taking long or short positions or both), for our or their accounts, for other accounts under management or to facilitate transactions, including block transactions, on behalf of customers.  As with our or our affiliates’ hedging activity, this trading activity could affect the values of the Constituents of the Index on the valuation date and, therefore, adversely affect the performance of the Index and the notes.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our or our affiliates’ business activities. We or our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute a Reference Underlying of an equity Constituent, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. We do not make any representation or warranty to any purchaser of the notes with respect to any matters whatsoever relating to our or our affiliates’ business with any such issuer. Moreover, if we or any of our affiliates are or become a creditor of any such issuer or otherwise enter into any transaction with any such issuer in the regular course of business, we or such affiliate may exercise any remedies against such issuer that are available to them without regard to the impact on your interests as a holder of the notes.

▪	The notes calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, CGMI, as notes calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the notes calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. Such judgments could include, among other things:

▪	determining whether a market disruption event exists on the valuation date with respect to any Constituent then included in the Index;

▪	if the Index Level is not published by the Index Calculation Agent or if a market disruption event exists with respect to any Constituent then included in the Index on the valuation date, determining the closing level of the Index with respect to that date, which may require us to make a good faith estimate of the value of one or more Constituents if the market disruption event is continuing on the Backstop Date; and

▪	selecting a Successor Index or performing an alternative calculation of the closing level of the Index if the Index is discontinued.

Any of these determinations made by our affiliate, in its capacity as notes calculation agent, may adversely affect any payment owed to you under the notes.

▪	Discontinuance of the Index could adversely affect the value of the notes. The Index Administrator is not required to publish the Index throughout the term of the notes. The Index Administrator may determine to discontinue the Index at any time. See

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“Description of the Citi Grandmaster 5 Excess Return Index” in the accompanying index supplement for more information.  If the Index is discontinued, the notes calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Index and is not precluded from considering other indices that are calculated and published by the notes calculation agent or any of its affiliates.  Any such successor index may not perform favorably.

If the notes calculation agent does not select a successor index, then the notes calculation agent will calculate a substitute closing level for the Index for all dates from and after the time of discontinuance.  The substitute closing level will be determined by the notes calculation agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, except that, at all times after such discontinuance, the Invested Allocation (as defined in the section “Summary Index Description” above) will be fixed at its composition immediately prior to such discontinuance, without further rebalancing thereafter.  The substitute closing level of the Index may perform unfavorably after the discontinuance.  In such an event, even though the Index will no longer apply its portfolio selection methodology, the Index Fee will continue to be deducted.

Key Risks Relating to the Index

The following is a summary of key risks relating to the Index.  The summary below should be read together with the more detailed risk factors relating to the Index described in “Risk Factors Relating to the Notes” in the accompanying index supplement.  The following discussion of risks should also be read together with the section “Description of the Citi Grandmaster 5 Excess Return Index” in the accompanying index supplement, which defines and further describes a number of the terms and concepts referred to below.

▪	The Index may fail to allocate optimal weights among the Asset Classes. The Index methodology determines the percentage weight to be allocated to each Asset Class within the Invested Allocation on a monthly basis by following a procedure that attempts to identify the optimal weight of each Asset Class at each of the next 12 Monthly Start Dates. This procedure calibrates a measure of expected investment utility of each Asset Class based on 1,000 future market simulations over the next 12 months. The Index then assigns a weight to each Asset Class within the Invested Allocation for the next month that will be equal to the arithmetic average of the optimal weights determined for each Asset Class at each of the next 12 Monthly Start Dates. These weights may not prove to be the optimal weights among the Asset Classes for the next month for a number of reasons, including the following:

▪	It is impossible to predict the future. The Index allocates exposure among the Asset Classes within the Invested Allocation on a monthly basis by calibrating the expected investment utility of each Asset Class based on 1,000 future market simulations over the next 12 months. These future market simulations are constructed by randomly sampling the daily returns from the prior year and, in times of elevated U.S. equity market volatility, from historical periods with similar levels of U.S. equity market volatility. This approach is premised on the idea that a random sampling of the prior year’s daily returns is a good basis for estimating daily returns over the next year in times of relatively low U.S. equity market volatility, while in times of relatively high U.S. equity market volatility a better estimate of daily returns over the next year can be made by including daily returns from historical periods with similar U.S. equity market volatility. There can be no assurance, however, that the future market simulations constructed by the Index will be accurate predictions of the actual performance of any Asset Class over the next 12 months, for the simple reason that the past may not be predictive of the future. Moreover, referencing U.S. equity market volatility may not be effective for the 12 of 13 Constituents that do not track the U.S. equity market. If the future market simulations are not accurate representations of future market performance, the allocations among the Asset Classes based on those simulations may prove not to be optimal.

▪	The Index does not assign the weights to the Asset Classes that the calibration procedure identifies as the optimal weights for the next monthly period. Each month, as part of the calibration procedure, the Index determines the optimal weight for each Asset Class at each of the next 12 Monthly Start Dates – including the Monthly Start Date that occurs on the current Selection Date. However, the Index does not assign each Asset Class the weight that it has determined to be optimal for the current Selection Date. Instead, at each monthly rebalancing, the Index gives each Asset Class a weight equal to the arithmetic average of the optimal weights determined for each of the next 12 Monthly Start Dates. This approach is designed to reduce the size of monthly changes in allocations among the Asset Classes but is a departure from the optimal weight determined by the Index’s calibration procedure for the next month. Therefore, even if the Index were able to effectively identify the optimal weight for each Asset Class on the Selection Date, the Index will not implement that weight.

▪	The calibration procedure is subject to volatility and weighting constraints that may cause it to select sub-optimal allocations among the Asset Classes. The calibration procedure includes a Risk Aversion Parameter that is designed to favor greater weight allocations to lower-volatility Asset Classes, such as government bonds and U.S. bonds, and lower weight allocations to higher-volatility Asset Classes, such as equities and commodities. The calibration procedure also gives effect to specified caps on the weighting of each Asset Class. The weight allocations that the calibration procedure makes among the Asset Classes in light of these constraints may be less optimal than they would be if these constraints did not apply.

▪	The future market simulations are constructed based on a particular randomized distribution of historical daily returns and are sensitive to the particular random distribution of returns that results. Different random number generators (operating with different inputs) that are run on different computers, or are run at different times, will produce different results.

▪	The calibration procedure is sensitive to initial conditions and to the order in which the iterations are run. The optimal Asset Class weights are determined through a systematic step-by-step process, and not a single equation with a single calculated result. The calibration procedure operates through a substantial number of iterations, and the result of each iteration (other

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than the final iteration) provides the numerical inputs to the operation of the next following iteration.  Therefore, small variations in the initial conditions provided to the initial iteration, in the random distribution of historical daily returns that make up an iteration and in the order in which the iterations are run may result in wide divergences in the results obtained.  If the calibration procedure were run a second time, it might produce very different results.

▪	There is no guarantee that the optimization process will identify the overall optimal set of Asset Class weights. The optimization process attempts to find the particular combination of Asset Class weights that maximizes the sum of the expected investment utilities of the Asset Classes at each Monthly Start Date. The optimization process searches only a finite number of combinations of Asset Class weights, and as a result the set of weights identified by the optimization process may not be the overall optimal set of Asset Class weights.

▪	Notional transaction costs will affect the determination of the optimal weights. In determining the optimal weight of each Asset Class, the Index takes into account different notional transaction costs associated with transactions in the relevant Asset Class. These costs will have an effect on the Index’s determination of the optimal weights and may cause the Index to assign weights that differ from the weights that would apply in the absence of those costs.

▪	The Index methodology will tilt the Invested Allocation toward lower-volatility Asset Classes, which may dampen the Index’s potential return and expose the Index to a significant degree to the risks affecting bond values. As described above, the Index’s volatility target will cause the Index to tend to have greater allocations to lower-volatility Asset Classes, such as government bonds and U.S. bond, and lower allocations to higher-volatility Asset Classes, such as equities and commodities. Lower-volatility Asset Classes may tend to have lower return potential than higher-volatility Asset Classes, which may dampen the return potential of the Index. Among other things, this means that the Index will tend to underperform equities in bull markets for equities. Moreover, lower-volatility Asset Classes are not necessarily low-risk. The government bond and U.S. bond Asset Classes are both composed of bonds. Bond values tend to fall when interest rates rise and when perceptions of the creditworthiness of bond issuers decline. Accordingly, one significant risk associated with the Index is that interest rates will rise and/or issuer creditworthiness will decline and, in either or both cases, adversely affect the values of the government bond and U.S. bond Asset Classes at times when those Asset Classes make up a substantial portion of the Index’s hypothetical investment portfolio.

▪	The performance of each Constituent is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the Index. Each of the Constituents (other than the Constituents in the U.S. bond Asset Class) is an index that tracks the performance of a hypothetical rolling position in a futures contract referencing its relevant underlying market. Each futures-based Constituent is expected to reflect not only the performance of its relevant market, but also the implicit cost of a financed position in that market. The cost of this financed position will adversely affect the level of each futures-based Constituent and, therefore, the Index. The Constituents in the U.S. bond Asset Class do not track futures contracts, but the performance of each of them will be reduced daily at a rate equal to the federal funds effective rate, which is an implicit financing cost in another form. Any increase in market interest rates in the applicable currency will be expected to further increase the implicit financing cost and will increase the negative effect on the performance of the Constituents and, therefore, the performance of the Index. Because of this implicit financing cost, the performance of the Index will be less favorable than it would have been if it were linked directly to the relevant market and without any implicit financing cost.

In addition, futures contracts on physical commodities are likely to reflect costs associated with storing the underlying physical commodities over the term of the contracts.  We expect the performance of the commodity Constituents to be adversely affected by these costs.

▪	The Index’s volatility targeting feature may result in a significant portion of its exposure being hypothetically uninvested, on which no interest or other return will accrue. The Index may allocate exposure to the Uninvested Allocation from time to time in an attempt to limit the overall volatility of the Index (since the Uninvested Allocation has no volatility). No interest or other return will accrue on the Uninvested Allocation. The amount of exposure allocated to the Uninvested Allocation on any Index Business Day will depend on the greater of the short-term and the long-term realized volatility measures (the “Maximum RV”) of the Invested Allocation, as measured by the Index, and on the level of the VIX. If either the Maximum RV of the Invested Allocation or the Equity-Adjusted VIX Level exceeds the Index’s volatility target, then the Index will allocate a portion of its exposure away from the Invested Allocation and to the Uninvested Allocation. Any portion of the Index that is allocated to the Uninvested Allocation will not accrue any interest or other return. If the Invested Allocation appreciates at any time when the Index has less than 100% exposure to the Invested Allocation, the Index will not fully participate in the appreciation of the Invested Allocation. Moreover, because the Index Fee is deducted from the full Index, any portion allocated to the Uninvested Allocation will steadily lose value at a rate equal to the Index Fee.

▪	The performance of the Index will be adversely affected by the deduction of an Index Fee. An Index Fee of 0.50% per annum is deducted in the calculation of the Index. The negative effects of the Index Fee on Index performance will be in addition to the negative effects of the implicit financing cost described above.

▪	The Index is subject to foreign currency exchange rate risk in addition to risks associated with the government bond, commodity, U.S. bond and equity Asset Classes. The Index is calculated in U.S. dollars, but certain Constituents are denominated in a foreign currency. The Index will be subject to foreign currency exchange rate risk with respect to these

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Constituents, which we refer to as Foreign Currency Constituents.  A Foreign Currency Constituent will be favorably affected by appreciation of the foreign currency against the U.S. dollar if the Reference Futures Contract for that Constituent experiences gains in foreign currency terms, and unfavorably affected by appreciation of the foreign currency against the U.S. dollar if the Reference Futures Contract experiences losses in foreign currency terms.

▪	The Index may fail to maintain its volatility target and may experience steep declines as a result. The Index seeks to limit volatility in part by allocating away from the Invested Allocation (and hypothetically into the Uninvested Allocation) at any time when either the Maximum RV of the Invested Allocation or the Equity-Adjusted VIX Level exceeds the Index’s volatility target. Because the Maximum RV of the Invested Allocation is measured based on two historical look-back periods, if the volatility of the Invested Allocation suddenly and significantly increases, it may be a significant period of time before the increase will be reflected to a meaningful degree in the volatility measurement and, consequently, before the exposure to the Invested Allocation can be reduced to account for the increased volatility. The Index level may experience significant declines for a significant period of time before any increase in volatility is reflected in the Maximum RV measurement and the exposure to the Invested Allocation is reduced.

▪	The Constituents may not be representative of the Asset Classes that they purport to represent. The Invested Allocation is composed of exposure to four Asset Classes, each of which is composed of fixed-weight exposure to a number of selected Constituents. The Constituents that have been selected to represent each Asset Class for purposes of the Index may not be as representative as other constituents that could have been selected, or the weightings of the Constituents may not be as effective in representing the relevant Asset Class as other weightings that could have been selected. The performance of the Index may be less favorable than it would have been if it tracked other Constituents and/or assigned different weights among the Constituents within each Asset Class.

▪	The performance of the Index will be highly sensitive to the specific parameters by which it is calculated. The Index is calculated pursuant to a rules-based methodology that contains a number of specific parameters. These parameters will be significant determinants of the performance of the Index. The Index’s fixed parameters include, among many others, (i) the monthly frequency of the calibration procedure and rebalancing, (ii) the specific procedures implemented by the calibration procedure, (iii) the fixed weight to each Constituent within each Asset Class, (iv) the number of iterations used in each market simulation and (v) the cap applied to each Asset Class. There is nothing inherent in any of these specific parameters that necessarily makes them the right specific parameters to use for the Index. If the Index had used different parameters, the Index might have achieved significantly better returns.

▪	The Invested Allocation is composed of risky assets. The Invested Allocation is made up of Constituents that track portions of the government bond, commodity, U.S. bond and equity Asset Classes. The Constituents that make up the Invested Allocation are risky and are subject to declines.

▪	The government bond and U.S. bond Constituents are both composed of bonds and are likely to be adversely affected by rising interest rates or declining perceived creditworthiness of their issuers. Bond values are substantially influenced by market interest rates in the applicable currency. In general, if market interest rates rise, bond values are likely to fall. Therefore, the performance of the government bond and U.S. bond Constituents is likely to be adversely affected if market interest rates in the applicable currency rise. In addition, bond values are influenced by the perceived creditworthiness of their issuers. Any decline in the perceived creditworthiness of bond issuers may adversely affect the values of the government bond and U.S. bond Constituents.

▪	The U.S. bond Asset Class is composed of ETFs, and there are drawbacks associated with tracking the value of ETFs rather than the underlying indices that the ETFs seek to track. The U.S. bond Asset Class is composed of ETFs. Each ETF seeks to track the performance of its underlying index before giving effect to fees and expenses of the ETF. After giving effect to these fees and expenses, the performance of each ETF is likely to be less favorable than the performance of the underlying index that it tracks. In addition, the price of the shares of each ETF may not perfectly track the performance of its underlying index or its net asset value per share. An ETF may not hold all of the assets that constitute its underlying index or may hold assets and/or derivative contracts not included in that underlying index. Moreover, the trading price of an ETF is determined by market supply and demand and can deviate from the value of the ETF’s assets. As a result, in certain circumstances, the performance of an ETF may diverge significantly from, and may be less favorable than, the performance of its underlying index.

During periods of market volatility, securities underlying an ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of an ETF and the liquidity of an ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in an ETF.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an ETF.  As a result, under these circumstances, the market value of shares of an ETF may vary substantially from its net asset value per share.  For all of the foregoing reasons, the performance of an ETF may not correlate with the performance of its underlying index or its net asset value per share, which could materially and adversely affect the performance of the Index.

▪	Commodity prices are subject to sharp fluctuations in short periods of time. The commodity Constituents track the performance of hypothetical rolling positions in futures contracts on physical commodities. Commodity prices are subject to sharp fluctuations over short periods of time for a variety of reasons, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign

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political and economic events and policies; technological developments; changes in interest rates; and trading activities.  These factors may affect the prices of the underlying commodities in varying and potentially inconsistent ways.  As a result of these or other factors, the price of physical commodities may be, and recently has been, highly volatile.

▪	Certain of the equity Constituents are subject to risks associated with foreign equity markets. The equity Constituents include international equities. Foreign equities may be subject to greater volatility and heightened risks as compared to U.S. equities. Foreign equity securities involve risks associated with the securities markets in foreign countries, including risks of volatility in those markets and governmental intervention in those markets. There is also generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Although the Constituents that compose the Invested Allocation represent a number of different Asset Classes and markets, that diversification is no guarantee against declines of the Invested Allocation.  Particularly in broad market downturns, even a diversified portfolio may experience significant losses.

▪	The Constituents represent a number of different markets and Asset Classes and may offset each other. The Invested Allocation is composed of Constituents representing portions of the government bond, commodity, U.S. bond and equity Asset Classes. These Constituents represent very different markets and may perform differently from each other over time. If the values of some Constituents appreciate while others decline, the declining Constituents will offset the gains of the appreciating Constituents, reducing the performance of the Invested Allocation. Alternatively, the Constituents that compose the Invested Allocation may become correlated in decline, so that the decline in some Constituents compounds the decline in the others.

▪	Certain of the Constituents track futures contracts that trade on non-U.S. exchanges and therefore do not benefit from U.S. regulatory protections. The Reference Futures Contracts for four of the Constituents are traded on non-U.S. futures exchanges. These futures exchanges are not subject to regulation by the U.S. Commodity Futures Trading Commission (“CFTC”). Local regulation of these futures exchanges may differ from that which the CFTC would apply and may result in fewer protections and less oversight than would apply to a CFTC-regulated exchange. As a result, the Reference Futures Contracts that trade on these exchanges may perform in unanticipated ways and may fail to reflect the relationship to the relevant underlying market that would be expected, and the Index performance may be adversely affected.

▪	The Index may have leveraged exposure to the Invested Allocation and therefore may realize losses as a result of any decline in the value of the Invested Allocation on an accelerated basis. The Index may have leveraged (i.e., greater than 100%) exposure to the Invested Allocation, up to a maximum exposure of 150%. If the Invested Allocation were to decline in value at a time when the Index has leveraged exposure to the Invested Allocation, the Index will realize losses as a result of that decline on an accelerated basis. For example, if the value of the Invested Allocation were to decline by 10% at a time when the Index has 150% exposure to the Invested Allocation, the Index would decline by 15% (i.e., 150% of 10%), before giving effect to the Index Fee.

▪	The Index will be calculated pursuant to a set of fixed rules and will not be actively managed. If the Index performs poorly, the Index Administrator will not change the rules in an attempt to improve performance. The Index tracks the hypothetical performance of the rules-based investment methodology described under “Description of the Citi Grandmaster 5 Excess Return Index” in the accompanying index supplement. The Index will not be actively managed. If the rules-based investment methodology tracked by the Index performs poorly, the Index Administrator will not change the rules in an attempt to improve performance. Accordingly, an investment linked to the Index is not like an investment in a mutual fund. Unlike a mutual fund, which could be actively managed by the fund manager in an attempt to maximize returns in changing market conditions, the Index Rules will remain unchanged, even if those rules might prove to be ill-suited to future market conditions.

▪	The Index has limited historical information. The Index launched on August 2, 2022. Accordingly, the Index has limited historical data, and that historical data may not be representative of the Index’s potential performance under other market conditions. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s methodology as the basis for an investment decision. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

▪	Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the Index prior to August 2, 2022 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

▪	The Index Administrator developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index Rules would have caused the Index to perform had it existed during the hypothetical back-tested

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period.  The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.

▪	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information is not necessarily representative of the market conditions that will exist in the future.

▪	The hypothetical back-tested performance of the Index was calculated based on hypothetical future market simulations run at the time of preparing the back-tested performance information. Because the future market simulations are randomly generated each time they are run, they will produce different results each time they are run. As a result, the future market simulations generated for purposes of preparing the hypothetical back-tested performance of the Index are different from the future market simulations that would have been generated had the Index existed during the back-tested period. Therefore, the hypothetical back-tested performance of the Index that has been prepared by the Index Administrator differs from how the Index would have performed had it actually been published during the back-tested period.

▪	The hypothetical back-tested Index performance information has been calculated in a manner that differs in certain respects from the manner in which the Index is currently calculated. In particular, for purposes of calculating the Dynamic Bond Cap, the Relative Interest Rate Slope was calculated based on LIBOR swap rates prior to but excluding April 29, 2022, and SOFR swap rates thereafter, as SOFR swap rates were not published prior to November 2021. SOFR is a different economic measure than LIBOR, and as a result SOFR swap rates are different from LIBOR swap rates. Back-tested Index performance based on the LIBOR swap rate may therefore differ from how the Index would have performed based on the SOFR swap rate. Moreover, on certain days during the back-tested period, the hypothetical back-tested Index performance information has been calculated using the Reference Underlying rather than the Reference Futures Contract for one of the Constituents. Because the Reference Underlying does not reflect the implicit financing cost that is reflected in a Reference Futures Contract, the hypothetical back-tested Index performance information overstates how the Index would have performed on the affected days. In addition, prior to the relevant Pricing Change Date, the back-tested performance information for the equity Constituents was calculated using a different price for the Reference Futures Contracts than the Index currently uses. For these reasons, the hypothetical back-tested Index performance information differs from how the Index would have performed had it actually been published during the back-tested period. For more information, see “Hypothetical Back-Tested and Historical Index Performance Information” below.

It is impossible to predict whether the Index will rise or fall.  The actual future performance of the Index may bear little relation to its historical or hypothetical back-tested levels.

▪	Adjustments to the Constituents could adversely affect the level of the Index. The sponsors of the Constituents may add, delete or substitute the components that underlie the Constituents or make other methodological changes to the Constituents that could result in an adverse effect on the performance of the Constituents. The sponsors of the Constituents (other than those that are sponsored by the Index Administrator) are not involved with the Index in any way. In addition, the sponsors of the Constituents may discontinue or suspend calculation or publication of the Constituents at any time. In such an event, the Index Calculation Agent will have the sole discretion to substitute a successor Constituent that is comparable to the discontinued Constituent and make adjustments to the Index Rules as it determines appropriate to account for such change, or, in certain circumstances, suspend the calculation, publication and dissemination of the Index either temporarily or permanently.

▪	The Index Administrator and Index Calculation Agent, which is our affiliate, may exercise judgments under certain circumstances in the calculation of the Index. Although the Index is rules-based, there are certain circumstances under which the Index Administrator or Index Calculation Agent may be required to exercise judgment in calculating the Index, including the following:

▪	The Index Administrator will determine whether an ambiguity, error or omission has arisen and the Index Administrator may resolve such ambiguity, error or omission, using Expert Judgment, and may amend the Index Rules to reflect the resolution of the ambiguity, error or omission.

▪	The Index Calculation Agent will determine if any Index Business Day is a Disrupted Day with respect to any Constituent and, if so, may publish its good faith estimate of the Index Level for such Index Business Day, using its good faith estimate of the value of the Constituent(s) affected by the Disrupted Day.

▪	If an Adjustment Event occurs with respect to a Constituent, the Index Calculation Agent will determine whether to replace such Constituent and may adjust the Index Rules accordingly, and the Index Administrator will determine whether to discontinue the Index.

In exercising these judgments, the Index Administrator’s status as our affiliate may cause its interests to be adverse to yours. The Index Administrator and Index Calculation Agent are not your fiduciaries and are not obligated to take your interests into account in calculating the Index. Any actions taken by the Index Administrator or Index Calculation Agent in calculating the level of the Index could adversely affect the performance of the Index.

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Citigroup Global Markets Limited may be required to make similar types of judgments in its capacity as Index Administrator and calculation agent for each of the government bond and equity Constituents.

▪	An investment linked to the Index does not constitute ownership of the futures contracts, ETFs or other assets constituting the Index’s hypothetical investment portfolio. The Index is described as tracking a hypothetical investment portfolio because there is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest. The Index is merely a mathematical calculation that is performed by reference to hypothetical positions in the Constituents and the Uninvested Allocation, dynamically adjusted in accordance with the Index Rules.

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Hypothetical Back-Tested and Historical Index Performance Information

This section contains hypothetical back-tested performance information for the Index.  All Index performance information prior to August 2, 2022 is hypothetical and back-tested, as the Index did not exist prior to that date. Hypothetical back-tested Index performance information is subject to significant limitations. The Index Administrator developed the Index Rules with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index Rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology. Furthermore, the hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

The hypothetical back-tested Index performance information has been calculated by the Index Administrator. The hypothetical back-tested Index levels have been calculated by the Index Administrator by applying the Index methodology substantially as described in the section  “Description of the Citi Grandmaster 5 Excess Return Index” in the accompanying index supplement to the levels and prices of the Constituents during the back-tested period, except that:

(1)	The hypothetical back-tested performance of the Index was calculated based on hypothetical future market simulations run at the time of preparing the back-tested performance information. Because the future market simulations are randomly generated each time they are run, they will produce different results each time they are run. As a result, the future market simulations generated for purposes of preparing the hypothetical back-tested performance of the Index are different from the future market simulations that would have been generated had the Index existed during the back-tested period. Therefore, the hypothetical back-tested performance of the Index that has been prepared by the Index Administrator differs from how the Index would have performed had it actually been published during the back-tested period.

(2)	For purposes of calculating the Dynamic Bond Cap, the Relative Interest Rate Slope was calculated based on LIBOR swap rates prior to but excluding April 29, 2022, and SOFR swap rates thereafter, as SOFR swap rates were not published prior to November 2021. SOFR is a different economic measure than LIBOR, and as a result SOFR swap rates are different from LIBOR swap rates. Back-tested Index performance based on the LIBOR swap rate may therefore differ from how the Index would have performed based on the SOFR swap rate.

Moreover, as described in more detail in the section “Description of the Citi Grandmaster 5 Excess Return Index—Hypothetical Back-Tested Index Performance Information” in the accompanying index supplement, the government bond and equity Constituents were not published throughout the entire back-tested period. Therefore, for all periods prior to the launch dates of these government bond and equity Constituents, the hypothetical back-tested performance of the Index is based, in turn, on hypothetical back-tested performance information for these government bond and equity Constituents.

For all periods prior to the launch dates of these government bond and equity Constituents, Citigroup Global Markets Limited (as Index Administrator for each of those Constituents) has calculated hypothetical back-tested levels of these Constituents by applying the methodology substantially as described in the section “Description of the Constituents” in the accompanying index supplement to the published historical prices of their Reference Futures Contracts, with the following exceptions:

(1)	With respect to the Citi Equity US Large Cap QX Market Tracker Index, the Index Administrator determined that certain data in respect of the Reference Futures Contract acquired from the relevant data source was unavailable or unreliable in respect of certain dates. For those dates, as specified in the section “Description of the Citi Grandmaster 5 Excess Return Index—Hypothetical Back-Tested Index Performance Information” in the accompanying index supplement, the performance of the S&P 500 Total Return Index has been used as a proxy for the Reference Futures Contract of the Citi Equity US Large Cap QX Market Tracker Index.

The performance of the S&P 500 Total Return Index would not have reflected the implicit financing cost that would have been reflected in the Reference Futures Contract. As a result, the hypothetical back-tested performance of the Citi Equity US Large Cap QX Market Tracker Index (and, in turn, the Index) based on the S&P 500 Total Return Index is likely to have been greater than the performance that would have been achieved based on a futures contract on the S&P 500® Index.

(2)	For all periods prior to the Pricing Change Date (as defined below), the hypothetical back-tested performance of each of the equity Constituents was calculated based on the daily settlement price of the relevant Reference Futures Contract as determined by the applicable futures exchange on which the Reference Futures Contract trades. For all periods since the Pricing Change Date, the level of each equity Constituent has been calculated instead based on the Fixing Price, which is the first traded price of the Reference Futures Contract observed on the applicable futures exchange after the applicable valuation time (as described under “Description of the Constituents” in the accompanying index supplement). The Fixing Price determined in this manner differs from the settlement price determined by the applicable futures exchange. The “Pricing Change Date” is January 1, 2008 for the Citi Equity US Large Cap QX Market Tracker Index, and December 31, 2016 for each other equity Constituent.

In light of the foregoing, the hypothetical back-tested performance of the equity Constituents (and, in turn, the Index) may differ from the performance that would have been calculated if it reflected the method of calculating each of the equity Constituents that is currently utilized.

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It is impossible to predict whether the Index will rise or fall. By providing the hypothetical back-tested and historical Index performance information below, we are not representing that the Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the Index may bear no relation to the hypothetical back-tested or historical performance of the Index.

Hypothetical Back-Tested and Historical Index Performance

The graph below depicts the hypothetical back-tested performance of the Index for the period from January 2, 2013 to August 1, 2022 and historical Index performance for the period from August 2, 2022 to March 3, 2023.

On March 3, 2023, the closing level of the Index was 301.6246.

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Hypothetical Back-Tested and Historical Allocations

The graph below illustrates the hypothetical back-tested allocations of the Index’s hypothetical investment portfolio to the four Asset Classes (comprising the Invested Allocation) and the Uninvested Allocation from January 2, 2013 to August 1, 2022 and historical allocations of the Index’s hypothetical investment portfolio to the four Asset Classes (comprising the Invested Allocation) and the Uninvested Allocation for the period from August 2, 2022 to March 3, 2023. The hypothetical back-tested allocations shown below are subject to the significant limitations on hypothetical back-tested Index information discussed above. The hypothetical back-tested and historical allocations alike may not be indicative of the future allocations of the Index’s hypothetical investment portfolio.

The table below shows the average allocation within the Index’s hypothetical investment portfolio to each of the four Asset Classes (comprising the Invested Allocation) and the Uninvested Allocation for the last year and for the last ten years, each as of March 3, 2023, based on the same hypothetical back-tested and historical information shown above.

	Average Allocation within Hypothetical Investment Portfolio
	Last 10 years	Last year
Equity	19.4%	2.9%
Commodity	4.8%	5.4%
U.S. Bond	8.3%	4.2%
Government Bond	44.3%	8.8%
Uninvested	31.2%	78.7%

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Hypothetical Back-Tested and Historical Implicit Financing Cost

The graph below is intended to illustrate the hypothetical back-tested (for the period from January 2, 2013 to August 1, 2022) and historical (for the period from August 2, 2022 to March 3, 2023) effect of the implicit financing cost on the performance of the Index by comparing the hypothetical back-tested and historical performance of the Index against a “total return” version of the Index. The “total return” version of the Index is intended to remove the effect of the implicit financing cost by adding the prevailing federal funds effective rate to the daily performance of the Index. The federal funds effective rate is intended as an approximation of the implicit financing cost inherent in the performance of each of the Constituents that tracks futures contracts, but may be less than the actual implicit financing cost. As a result, the information below may not capture the full negative effect of the implicit financing cost. The hypothetical back-tested performance shown below is subject to the significant limitations on hypothetical back-tested Index information discussed above. The hypothetical back-tested and historical effects of the implicit financing cost may not be indicative of the future effects of the implicit financing cost. The negative effects of the implicit financing cost during the term of the notes may significantly exceed the effects illustrated below.

The table below shows the annualized performance of the Index and of the “total return” version of the Index for the last year and for the last ten years, each as of March 3, 2023, based on the same hypothetical back-tested and historical information shown above. The annualized effect of the implicit financing cost on the performance of the Index shown in the table below is calculated as the difference between the annualized performance of the Index and the “total return” version of the Index.

	Annualized Performance
	Last 10 years	Last year
Index	4.5%	-3.9%
"Total Return" Index	5.4%	-1.5%
Annualized Effect of Implicit Financing Cost	-0.9%	-2.4%

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Comparative Information

The graph below depicts the hypothetical back-tested performance of the Index for the period from January 2, 2013 to August 1, 2022 and historical Index performance for the period from August 2, 2022 to March 3, 2023. For information purposes, the graph also depicts the performance of an excess return version of the S&P 500® Index and an excess return version of the Bloomberg U.S. Aggregate Bond Index (a bond index that is intended to track the total U.S. investment grade bond market) since January 2, 2013.  The excess return versions of each of the S&P 500® Index and the Bloomberg U.S. Aggregate Bond Index have been calculated by the Index Administrator by subtracting from the published daily performance of the total return versions of each a notional rate equal to the federal funds effective rate as in effect as of the prior calendar month end.

The relationship between the performance of the Index and the performance of the other indices shown in the graph above is not an indication of how the performance of the Index may compare to the performance of these other indices in the future.  By including performance information for these other indices, no suggestion is made that these are the only alternative indices to which the hypothetical back-tested performance of the Index should be compared.  You should independently evaluate an investment linked to the Index as compared to other investments available to you.  In particular, you should note that the comparison in the graph above is against the “excess return” performance of the other indices, which reflects the performance of a hypothetical investment in these other indices made with borrowed funds and thus bears a hypothetical interest cost.  You should note that an investment linked to these other indices that is not made with borrowed funds would not be reduced by any interest cost.  Accordingly, the performance of the other indices shown in the graph above is less than the performance that could be achieved by a fully funded direct investment (i.e., an investment not made with borrowed funds) in these other indices (or a related index fund).

Using the hypothetical back-tested and historical Index performance information from the graph above, the table below shows the annualized (annually compounded) performance of the Index as compared to excess return versions of the S&P 500® Index and the Bloomberg U.S. Aggregate Bond Index for the last year, for the last three years and for the last five years.

	Citi Grandmaster 5 Excess Return Index	S&P 500® Index (ER)	Bloomberg U.S. Aggregate Bond Index (ER)
Last 1 Year (since March 31, 2022)	-4.4%	-12.9%	-10.8%
Last 3 Years (since March 31, 2020)	0.8%	17.0%	-4.9%
Last 5 Years (since March 29, 2018)	4.1%	9.1%	-1.3%

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying index supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying index supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes.  Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of  %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $  at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying index supplement, if you are a Non-U.S. Holder (as defined in the accompanying index supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying index supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying index supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying index supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $25.00 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $25.00 for each note they sell.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes.  We expect to hedge our obligations under the notes through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the notes declines.  This hedging activity could affect the closing level of the Index and, therefore, the value of and your return on the notes.  For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

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(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

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